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                                                                  EXECUTION COPY




                             SALES AGENCY AGREEMENT dated as of July 8, 1993
                      (this "Agreement"), between Bristol-Myers Squibb Company, a Delaware corporation ("BMS"), and Oncology Therapeutics Network Joint Venture, L.P., a Delaware limited partnership ("Agent").


                              Preliminary Statement

               BMS historically has marketed and sold its Products (as defined below) directly to the Customer Group (as defined below). BMS and Agent believe that the Customer Group historically has been under served by BMS and other sellers of the Products. BMS believes that it could serve the Customer Group in a more effective and efficient manner by engaging Agent as BMS's exclusive agent to market and sell the Products on behalf of BMS to the Customer Group.

               Accordingly, BMS and Agent hereby agree as follows:

               1. Definitions.

               (a) "Products" shall mean all existing and future oncology drugs and biologics with respect to which BMS or any Controlled Affiliate of BMS has the right to sell in the United States and which BMS or any Controlled Affiliate of BMS chooses to sell in the United States.

               (b) "Customer Group" shall mean the following customers for Products in the United States (whether in the form of corporations, clinics, associations, partnerships or otherwise): (i) physicians and (ii) infusion therapy centers not located in hospitals.

               (c) "Controlled Affiliate" shall mean, with respect to any person, any corporation, partnership, joint venture, trust or unincorporated organization in which such person has a controlling interest. For purposes of the foregoing, "controlling" shall mean the power to direct the management and policies, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding, of any corporation, partnership, joint venture, trust or unincorporated organization.



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               (d) "Axion" shall mean Axion Pharmaceuticals, Inc., a Delaware corporation.

               (e) "OTNC" shall mean Oncology Therapeutics Network Corporation, a Delaware corporation and a wholly-owned subsidiary of Axion and the General Partner under the Partnership Agreement.

               (f) "Partnership Agreement" shall mean the Limited Partnership Agreement dated as of July 8, 1993, between OTNC and Bristol-Myers Oncology Therapeutic Network, Inc.

               (g) "Unrelated Products" shall mean all products sold by Agent other than the Products.

               2. Effective Date. This Agreement shall become effective upon the later of the following: (i) date that OTNC contributes all its right, title and interest in the Oncology Therapeutics Network business to Agent pursuant to
Section 3.1(b) of the Partnership Agreement and (ii) August 23, 1993.

               3. Agency; Obligations of Agent and BMS. (a) Appointment of Agent. BMS hereby appoints Agent as the agent of BMS for soliciting, taking and filling orders for the sale by BMS of Products; such agency shall be exclusive with respect to the Customer Group and shall be nonexclusive with respect to other customers. Accordingly, during the Term neither BMS nor any Controlled Affiliate of BMS will directly solicit, take or fill orders for sales of Products to the Customer Group (except through the agency established by this Agreement) or appoint any other sales agent or representative to solicit, take or fill orders for sales by BMS or any Controlled Affiliate of BMS of Products to the Customer Group. BMS may sell the Products directly or through agents or representatives to any customer other than members of the Customer Group (including, without limitation, wholesalers and hospitals), some of whom may resell Products to members of the Customer Group; provided, however, that during the Term BMS will not appoint any other sales agent or representative to solicit, take or fill orders for sales by BMS of the Products to small hospitals.

               (b) Agent Obligations. Agent is authorized and, during the Term will use best efforts, on behalf of BMS to solicit, take and fill orders for the Products from the Customer Group and to promote and market the Products to the



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Customer Group in a manner intended to maximize BMS sales of the Products to the
Customer Group; provided, however, that Agent shall be entitled to allocate its efforts between sales of Products and sales of unrelated Products in a reasonable commercial manner. Agent's obligations as BMS's agent hereunder shall include using best efforts, consistent with Agent's business practices, to maintain appropriate BMS inventory availability levels in local facilities, ship Products supplied by BMS to fill orders, invoice and collect from customers payments for the Products and remit such collections to BMS. As BMS's agent hereunder, Agent shall act reasonably and in good faith with respect to the Bristol-Myers Oncology Division business. Agent shall not in any manner condition sales of the Products to any customer on such customer's purchase of Unrelated Products sold by Agent and Agent shall not in any manner condition sales of Unrelated Products to any customer on such customer's purchase of the Products.

               (c) Invoicing and Collections. Agent shall comply with the following provisions in connection with invoicing customers and collecting payments from customers on behalf of BMS hereunder:

               (i) Agent shall pay to BMS or a Controlled Affiliate designated by BMS within 60 days of the issuance of any invoice to a customer, (A) any amounts collected from such customer for Products on behalf of BMS pursuant to such invoice (less Commissions payable to Agent as provided in Section 4) and (B) any amount payable by such customer pursuant to such invoice (less Commissions payable to Agent as provided in Section
        4) prior to Agent's collection of such amount from such customer. Agent shall use best efforts, consistent with Agent's business practices, to collect from customers payments of all invoices and Agent shall be entitled to retain the amount collected from the applicable customer as reimbursement to Agent for any payments made by Agent to BMS pursuant to clause (B) above.

               (ii) Notwithstanding the provisions of clause (B) of paragraph
        (i) above, BMS shall retain the risk of collectibility of accounts receivable relating to all Products sold under this Agreement. With respect to any invoice for which Agent has not received a collection from the customer within 180 days after the date of such invoice (an "Uncollected Invoice"),



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        (A) Agent shall turn over to BMS for collection the Uncollected Invoice and (B) BMS shall refund to Agent (I) the amount of the Uncollected Invoice that was previously paid by Agent to BMS pursuant to clause (B) of paragraph (i) above plus (II) 120 days' interest on the amount specified in (I) at an annual rate of 12% or, if lower, the maximum rate allowed by law.

               (iii) Promptly following the end of each calendar quarter, Agent shall provide BMS with a statement in reasonable detail setting forth
        (A) the amounts of returns and allowances during such quarter relating to sales of Products pursuant to this Agreement, (B) the percentage of sales of Products pursuant to this Agreement that such returns and allowances represented during such quarter and (C) if the percentage referred to in clause (B) above is greater than 1%, reasonable support or documentation as to the cause of all such returns and allowances. Promptly following the delivery of such statement, Agent shall reimburse BMS for all such returns and allowances that were due to the fault of Agent (for example, due to shipments in error).

               (iv) For purposes of this Agreement, Agent shall use the following procedures in matching payments received from customers to invoices relating to sales of Products hereunder: with respect to any payment received from a customer, if more than one invoice is outstanding with respect to such customer's account, Agent shall use reasonable efforts to match invoices to applicable customer payments. If after such efforts Agent is unable to match any payment to a particular invoice, Agent shall apply the "first-in, first-out" principle in determining the invoice to which such payment applies. One or more invoices issued on the same date shall be aggregated and treated as a single invoice for purposes of this paragraph. With respect to any partial payment received from a customer applicable to an invoice that covers both Products shipped pursuant to this Agreement and Unrelated Products, such payment shall be allocated between the Products and Unrelated Products on a pro rata basis based on the aggregate price of the Products and the aggregate price of the Unrelated Products covered by such invoice.



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               (d) Reports. Agent shall provide BMS with such periodic reports relating to Product sales, invoices outstanding, collections, BMS inventories and other matters relevant to this Agreement as BMS shall reasonably request from time to time.

               (e) Access to Information. Agent shall furnish or cause to be furnished to a mutually agreeable BMS selected independent certified public accountant access, during normal business hours, to such information (including all relevant books and records of Agent) as reasonably requested by BMS relating to Agent's activities under this Agreement. Furthermore, BMS shall have the right (through such accountant) to review and audit such information (including all relevant books and records of Agent) to its satisfaction. Such accountant shall be bound in confidence to disclose only noncompliance with the terms of this Agreement.

               (f) Sales Tax. Agent shall comply with the following provisions in connection with any Applicable Sales Tax that arise in connection with the sale by BMS of Products to the Customer Group pursuant to this Agreement. On behalf of BMS, Agent shall (i) collect Applicable Sales Tax on behalf of BMS from customers of Products; (ii) separately set forth any Applicable Sales Tax on invoices issued to customers of Products; (iii) separately designate as "Sales Tax" any Applicable Sales Tax amounts remitted to BMS pursuant to Section 3(c); (iv) provide BMS, attention of Stanley I. Paul or any other person designated by BMS, with reports by the tenth (10) business day after the close of each calendar month that set forth with respect to amounts invoiced in such month (a) the amount invoiced to customers excluding Applicable Sales Tax and
(b) the amount of Applicable Sales Tax invoiced, in each case for each state and local taxing jurisdiction for which there is an Applicable Sales Tax. For purposes of this Section, the term "Applicable Sales Tax" means any sales tax
(a) that is (x) imposed by a state or local jurisdiction in the United States or any other jurisdiction and (y) designated in a written notice by BMS to Agent from time to time or (b) imposed by a jurisdiction not designated by BMS and for which Agent is aware that a sales tax applies. BMS shall indemnify, hold harmless, and defend Agent from any and all liability, loss, claims, lawsuits, damages, injury, settlements, reasonable costs and expenses whatsoever (as incurred), including, without limitation, reasonable attorneys' fees and court costs, (collectively



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"Liabilities") with respect to sales taxes that arise in connection with the sale by BMS of Products pursuant to this Agreement; provided, however, that Agent shall not be entitled to any such indemnification or other action by BMS with respect to any portion of such Liabilities that arise as a resuLt of the failure by Agent to comply with the provisions of this Agreement.

               4. Commissions; Commission Adjustment. (a) Commissions. Agent will be entitled to a commission on amounts invoiced (less rebates and discounts reflected on such invoice) by Agent with respect to sales of Products by BMS hereunder (the "Commission"). The Commission shall be one half of one percent (.5%) prior to January 1, 1994, and two percent (2%) on and after January 1, 1994. Agent will be entitled to withhold the applicable Commission from amounts paid by Agent to BMS with respect to customer invoices pursuant to paragraph (i) of Section 3(c).

               (b) Commission Adjustment. At any time on or after January 1, 1995 and prior to the termination of the Term, at Agent's request, BMS will discuss with Agent reasonably and in good faith increases in the Commission based upon the following factors: (i) Agent's cost of performing the services contemplated by this Agreement, (ii) the profitability of Agent (ie., the extent to which the Agent's profits are insufficient to cover the preference amounts allocable to OTNC under the Partnership Agreement) and (iii) the extent to which Agent's services under this Agreement have improved BMS's effectiveness, efficiency or profitability in serving the Customer Group; provided, however, that the Commission shall never exceed four percent (4%). If BMS and Agent shall agree in writing to increase the Commission, such Commission shall be payable with respect to all invoices issued after the date of such agreement.

               5. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until August 22, 2013, unless terminated earlier pursuant to Section 8 below (such term, without giving effect to any extension pursuant to Section 8(c), is referred to herein as the "Term").

               6. Promotion; Product Supply. (a) Promotion. BMS, through its Bristol Laboratories Oncology sales force or any successor thereto, will use best efforts to market and promote the Products to the Customer Group and to market



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and promote Agent's services hereunder during the Term. Consistent with BMS's business practices, BMS shall provide Agent with all necessary marketing materials and support associated with the Products, including, without limitation, customer lists for the Customer Group and small hospitals. Without limiting Section 3 of this Agreement, the use of such marketing materials and support associated with the Products by Agent (including, without limitation, customer lists contributed by the Limited Partner to the Partnership (as such terms are defined in the Partnership Agreement)) shall be nonexclusive.

               (b) Source; Quantity. During the Term Agent shall make BMS the exclusive source of Products for all orders for Products solicited or received by Agent and shall not purchase Products from any source or fill orders of customers with Products from any other source, except (i) to the extent that Agent's requirements (meaning the amounts of Products in inventory maintained by Agent or requested by Agent for or in anticipation of orders solicited by Agent on behalf of BMS) are not provided by BMS at times and in amounts reasonably required to maintain such BMS inventories at reasonably adequate levels or (ii) if any Product supplied by BMS is economically or otherwise not competitive with the same Product available for supply to Agent from other sources (it being understood, however, that the provisions of this Agreement with respect to payment of Commissions and BMS's responsibility for collection of accounts receivable shall not apply to Products obtained by Agent from other sources).

               (c) Availability. BMS shall use best efforts, consistent with BMS's businesses practices, to supply the Products and maintain BMS inventory levels in accordance with Agent's requirements (as defined in paragraph (b) above).

               (d) Price and Trade Terms; Price Changes. BMS retains all rights to control the price and all other terms and conditions with respect to sales to customers of the Products and will establish and maintain such prices, terms and conditions in its sole discretion. In accordance with BMS business practices, BMS shall maintain a published list of prices, terms and other conditions for sales of Products (which may specify prices, terms and conditions by customer group) (the "Price List"); provided, however, that BMS's published prices, terms and other conditions for direct sales to the Customer Group pursuant to this Agreement shall


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at all times be no less favorable than BMS's published prices, terms and other conditions for sales to other customers that are able to resell Products to the Customer Group. Agent shall quote and offer prices and other terms and conditions for the Products to customers on BMS's behalf in accordance with the Price List. BMS may change the Price List from time to time in its sole discretion in accordance with BMS's business practices. BMS shall give Agent reasonable notice (but not less than ten business days) of the Price List and any changes thereto.

               (e) Product Manufacture. BMS retains the right to control every aspect of Product manufacture and formulation and nothing in this Agreement shall be deemed to limit BMS's right to (i) discontinue production of any Product, (ii) introduce a new Product, (iii) reformulate any Product or (iv) change or alter the formulation, design, packaging or labelling of any Product. BMS, in its sole discretion, may, but shall not be required to, recall any of the Products in the inventory maintained by Agent in order to perform the reformulation, change or alteration described in (iii) or (iv) above. BMS shall give Agent reasonable notice of any event described in (i), (ii), (iii) or (iv) above.

               (f) All references in this Agreement to BMS's business practices shall mean BMS's current business practices as they may be reasonably changed by BMS from time to time during the Term and the Extended Term, if any.

               7. Title, Product Shipment and Delivery. (a) Title. Title and risk of loss with respect to Products shall remain with BMS until transferred to the ultimate customer and will never vest in Agent.

               (b) Shipping/Delivery. BMS shall be responsible for shipping Products to inventory sites maintained by Agent on behalf of BMS hereunder and shall pre-pay freight and insurance and arrange for delivery for such shipments in accordance with BMS's business practices subject to the following: except for Products requiring special handling (for example, refrigeration), BMS shall use best efforts to arrange for delivery of all Products via normal common carrier, U.P.S. or Parcel Post Service within three business days of BMS's receipt of the inventory order from Agent, or if later delivery is requested, on the date requested. BMS shall arrange for delivery of a Product requiring special handling within a period no greater than is reasonably



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                                                                               9



necessary to accommodate the special handling required for such Product. BMS will also use best efforts to fill any request for expedited delivery as requested by Agent. Agent shall ship Products from such inventory sites to customers on behalf of BMS hereunder and shall pay all costs associated with such shipments (including freight and insurance).

               (c) Return Goods Policy. BMS will accept returns from customers, make adjustments, provide refunds and pay shipping costs of defective or nonconforming Products according to BMS business practices. All such returned Product is to be handled by Agent on BMS's behalf according to BMS's business practices. Costs of refunds and other costs relating to the foregoing shall be for BMS's account.

               (d) Damages, Shortages, Errors. Upon Agent's receipt of any inventory maintained by Agent hereunder, Agent shall inspect every shipment from BMS for Product defects or deficiencies according to BMS business practices. Agent shall give BMS prompt notice of any such defects or deficiencies as discovered.

               (e) Guarantee. In connection with sales of Products pursuant to this Agreement, BMS shall guarantee that such Products comply with the Federal Food, Drug and Cosmetic Act in accordance with BMS's business practices.

               8. Termination. (a) If, prior to the expiration of the Term specified in Section 5, the Partnership Agreement terminates under circumstances that do not involve the termination of this Agreement pursuant to paragraph (b) below, then BMS may elect to terminate this Agreement upon at least 60 days prior written notice to Agent.

               (b)  This Agreement may at any time be terminated as follows:

               (1) In the event of a material breach of this Agreement by either party, the other party shall have the right to deliver a written notice of termination to the defaulting party (a "Default Notice"). In the event of a material breach of the Partnership Agreement by the Partner affiliated with either party (for this purpose only, OTNC will be deemed affiliated with Agent and not with BMS), the other party shall have the right to deliver a written notice of termination to the party affiliated with the defaulting Partner (a "Default


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                                                                              10




        Notice"). In the event of a material breach under the Trademark License Agreement by the Partnership BMS shall have the right to deliver a written notice of termination to Agent (a "Default Notice"). In the event any such breach is not cured within 60 days after service of the Default Notice (or 30 days in the case of nonpayment), this Agreement shall automatically terminate.

               (2) By either party, by written notice to the other party, if the other party (provided that in the case of Agent, BMS may terminate if any such event occurs with respect to Agent, OTNC or Axion) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state bankruptcy, insolvency, liquidation, receivership or similar law (a "Bankruptcy Law"), (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become insolvent or admit in writing that it is insolvent, (vii) take corporate action for the purpose of effecting any of the foregoing or (viii) be subject to the commencement of any involuntary proceeding or the filing of any involuntary petition in a court of competent jurisdiction seeking (A) relief in respect of such party or of a substantial part of its property or assets under any Bankruptcy Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets or (C) the winding-up or liquidation of such party; and in the case of this clause (viii) such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days. In addition, either party, by written notice to the other party, may terminate this Agreement if the Partnership Agreement is terminated under Section 2.1(b) thereof on account of any event described therein provided that (i) BMS may terminate only if any such event occurs


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                                                                              11




        with respect to OTNC and (ii) Agent may terminate only if any such event occurs with respect to the Limited Partner (as defined in the Partnership Agreement).

               (3) By BMS, if there shall occur a Change in Control (as defined below) with respect to Axion. For purposes of this Agreement, "Change in Control" with respect to any person shall mean the sale or other transfer, directly or indirectly, of such person or substantially all the assets and business of such person or a controlling interest (as defined in Section l(c)) therein (including, without limitation, by operation of law or in connection with a merger, sale of stock, sale of assets or similar transaction). Any such termination by BMS shall be effected by written notice to Agent, which notice shall be given by BMS within 20 days following notice by Agent to BMS of Axion's intent to effect any such transaction or, if such notice is not given by Agent to BMS, within 20 days following the later of (A) the consummation of such transaction and (B) the date BMS first obtains knowledge of such consummation. Any such termination shall be effective upon the later of
        (x) 60 days following the date of BMS's notice of termination and (y) the consummation of such transaction.

               (4) By BMS, effective as of January 1, 2003 or January 1, 2008 only, upon written notice by BMS to Agent of BMS's election to terminate this Agreement pursuant to this Section 8(b)(4), which notice shall be given at least one year prior to the relevant termination date.

               (c) Notwithstanding the provisions of Sections 8(a) and B(b): (i) if this Agreement is terminated under Section 8(b)(1) or Section 8(b)(2), then each party may elect to cause this Agreement to be extended for a new term (an "Extended Term") of up to two years (in the case of such election by the terminating party) or up to 60 days (in the case of such election by the nonterminating party), in each case from the date of the expiration of the Term;
(ii) if this Agreement is terminated under Sections 8(a) or 8(b)(3) or upon the expiration of the Term specified in Section 5, then each party may elect to cause this Agreement to be extended for an Extended Term of up to two years from the date of the expiration of the Term; and (iii) if this Agreement is terminated under Section 8(b)(4), then this Agreement shall continue for an Extended Term until June 30,



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2013. Any election by a party to extend this Agreement as described above shall be made by written notice to the other party within 30 days following the date the relevant notice of termination of the Term is first given (or, in the case of the expiration of the Term specified in Section 5, between 90 and 120 days prior to such expiration), and if both parties elect to extend this Agreement, then the Extended Term shall be for the longer of the periods elected by the parties. If this Agreement is extended as described above, then during the Extended Term, the agency granted to Agent pursuant to Section 3(a) shall be nonexclusive with respect to all customers, including the Customer Group. OTNC or Axion may make any election referred to in this paragraph (c) and/or provide any notice referred to in paragraph (b) above on behalf of Agent.

               (d) Upon the termination of this Agreement for any reason, the parties shall cooperate to effect the transfer to BMS or BMS's designee of the responsibilities of Agent hereunder (including, without limitation, the transfer by Agent to BMS or BMS's designee of inventories of Products and accounts receivable).

               (e) Upon termination of this Agreement for any reason, Agent shall provide BMS with originals or copies of all account and business information, including, without limitation, (i) customer lists, (ii) account records, (iii) account balances, (iv) current inventory levels and (v) other records or information relating to the business conducted under this Agreement that BMS may request.

               (f) Remedies for breach, obligations to make payments (for Products shipped prior to termination) and Sections 10 through 20 shall survive termination.

               (g) Notwithstanding any other provision of this Agreement, BMS shall not be liable to Agent, and shall not be deemed to be in default hereunder, for the failure to supply Products pursuant to this Agreement if such failure is a result of a labor dispute, natural disaster, or any other event which is beyond the reasonable control of BMS.

               9. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable, directly or indirectly, by BMS or Agent (in the case of Agent, including, without limitation, by operation of law or in connection with a merger, sale of stock, or sale of substantially all the assets of or similar


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transaction with respect to Agent or OTNC) without the prior written consent of the other party which may be withheld in such party's sole discretion. Without limiting the generality of the foregoing, except for a Permitted Transfer pursuant to the Partnership Agreement, a Change in Control (as defined in Section 8(b)(3)) of either Agent or OTNC (but not of Axion) shall be deemed to constitute an assignment of this Agreement by Agent that shall require BMS's consent pursuant to this Section 9; provided, however, that a Change in Control of Axion shall not constitute a Change in Control of Agent or OTNC for purposes of this Section 9. Notwithstanding the foregoing, if this Agreement is extended pursuant to Section 8(c) and the Partnership Interest (as defined in the Partnership Agreement) of the Limited Partner is purchased pursuant to Section 2.2(a) of the Partnership Agreement, this Agreement may be assigned by Agent to Axion or a Controlled Affiliate of Axion or if there is an extension of the Term pursuant to Section 8(b)(3), this Agreement may be assigned to the successor of Axion or to the entity that controls Axion. OTNC or Axion may affect such assignment on behalf of Agent.

               10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i) if to Agent,

                      In care of:
                      Axion Pharmaceuticals, Inc.
                      395 Oyster Point Blvd.
                      Suite 405
                      South San Francisco, CA 94080
                      Tel: (415) 952-8400
                      Fax: (415) 952-5675

                      Attention:  Michael D. Goldberg



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        with a copy to:

                      Brobeck, Phleger & Harrison
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, CA 94303
                      Tel: (415) 424-0160
                      Fax: (415) 496-2733

                      Attention:  Robert V. Gunderson, Jr.

               (ii) if to BMS,

                      Bristol-Myers Squibb Company
                      P.O. Box 4500
                      Princeton, NJ 08543
                      Tel: (609) 897-2234; (609) 897-2148
                      Fax: (609) 897-6078; (609) 897-6055

                      Attention: David T. Bonk, Esq.;
                                 Brian A. Markison

        with copies to:

                      Cravath, Swaine & Moore
                      825 Eighth Avenue
                      New York, NY 10019-7415
                      Tel: (212) 474-1160
                      Fax: (212) 474-3700

                      Attention: W. Clayton Johnson, Esq.

               11. Indemnification. (a) BMS shall indemnify, hold harmless, and defend Agent from any and all liability, loss, claims, lawsuits, damages, injury, settlements, costs and expenses whatsoever (as incurred), including but not limited to attorneys' fees and court costs, arising out of (i) the Products or the manufacture or use thereof or (to the extent relevant to infringement, product liability or similar claims) distribution thereof, (ii) any breach by BMS of any term, covenant or condition contained in this Agreement or (iii) any gross negligence or wilful misconduct by BMS in the performance of its obligations under this Agreement.

               (b) Agent shall indemnify, hold harmless, and defend BMS from any and all liability, loss, claims, lawsuits, damages, injury, settlements, costs and expenses



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whatsoever (as incurred), including but not limited to attorneys' fees and court costs, arising out of (i) any breach by Agent of any term, covenant or condition contained in this Agreement or (ii) any gross negligence or wilful misconduct by Agent in the performance of its obligations under this Agreement.

               12. No Third Party Beneficiary. Except for Sections 8 and 9 of which Axion and OTNC are third party beneficiaries, none of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

               13. Governing Law. This Agreement shall be construed and governed by the laws of the State of New York without regard to the conflicts provisions thereof.

               14. No Partnership Relation. The parties hereto intend that no partnership, joint venture or similar relationship be created pursuant to this Agreement.

               15. Nonwaiver. The waiver by a party of any breach by the other party of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach by the other party of the same or any other term, covenant or condition contained in this Agreement. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant, or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

               16. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's rights or obligations pursuant to this Agreement.

               17. Entire Agreement; Modification; Severability. Other than the Partnership Agreement, there are no other agreements or understandings, written or oral, between the parties, regarding this Agreement. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written (modifications) shall be attached to this Agreement.



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                                                                              16



Notwithstanding the foregoing, even if signed by the parties, the terms of any order, confirmation or similar document shall not amend or add to the terms of this Agreement and, except for requested quantities and delivery dates, will have no effect. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions hereby is not affected in any manner materially adverse to any party. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which between the parties comes as close as possible to that of the invalid, illegal or unenforceable provisions.

               18. Authorization. All corporate action on the part of each party hereto necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations hereunder has been taken. The persons executing this Agreement have due power and authority to so execute this Agreement.

               19. Paragraph Headings. The paragraph headings set forth herein are for purposes of convenience only, and shall have no bearing whatsoever on the actual content of this Agreement.



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                                                                              17



               20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same agreement.


               IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.


                                          BRISTOL-MYERS SQUIBB COMPANY,

                                            by
                                              --------------------------
                                              Name:  Kenneth E. Weg
                                              Title: President- Bristol-Myers
                                                     Squibb Pharmaceutical
                                                     Group


                                          ONCOLOGY THERAPEUTICS NETWORK JOINT
                                          VENTURE, L.P.,


                                            by ONCOLOGY THERAPEUTICS NETWORK
                                               CORPORATION, Its General Partner,


                                            by
                                              --------------------------
                                              Michael D. Goldberg
                                              Chief Executive Officer


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